Exhibit 10.3

October 14, 2005

Mr. John Hupalo

Executive Vice President - Capital Markets

John,

This letter will constitute an amendment to your employment offer letter of February 24, 2003 and is being offered as additional consideration for your execution of The First Marblehead Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement (the “Agreement”).

In the event that you are terminated by the company for any reason other than cause, First Marblehead will provide you with severance which includes salary and benefits (per the terms of the benefit plans) for one year.  Cause shall mean (I) the substantial failure to perform your duties to FMC which failure is not cured within 30 days of receipt of notice from FMC describing in reasonable detail such failure, (II) a breach of your fiduciary duties to FMC or (III) the conviction of a crime that constitutes a felony.

Please note that this amendment does not constitute an employment contract or a contract for a specific term of employment and that the employment relationship is at will.  Please acknowledge this notice by signing one copy and returning it to me.

Sincerely,

/s/ Robin Camara
Robin Camara
Sr. Vice President – Human Resources

/s/ John Hupalo	11/7/05
John Hupalo	Date Signed
Executive Vice President - Capital Markets

cc:  H. R. file